EXHIBIT 16.1

December 7, 2017

U.S. Securities and Exchange Commission

Office of the Chief Accountant

100 F Street NE Washington, DC 20549

Re	Flurida Group, Inc.

Commission file number: 333-151200

Dear Sir/Madam:

We have read the statements under item 4.01 in the Form 8-K dated December 7, 2017, of Flurida Group, Inc. (the “Company”) to be filed with the Securities and Exchange Commission and we agree with such statements therein as related to our firm. We have no basis to, and therefore, do not agree or disagree with the other statements made by the Company in the Form 8-K.

Respectfully submitted,

/s/ Enterprise CPAs, Ltd.

Chicago, IL 60616

December 7, 2017